EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-133779, 333-143329, 333-144362, 333-148548) and Form S-8 (File No. 333-140673) previously filed by Cougar Biotechnology, Inc. of our report, dated March 27, 2008, on our audits of the financial statements of Cougar Biotechnology, Inc. as of December 31, 2007 and 2006, and for the years then ended and for the period from May 14, 2003 (date of inception) to December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), appearing in this Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/    J.H. Cohn LLP

San Diego, California

March 27, 2008